August 15, 2012

The Trustees of
The Cutler Trust
525 Bigham Knoll
Jacksonville, OR  97530

Re:  Cutler Equity Fund

Ladies and Gentlemen:

You have requested our opinion as to certain matters of Delaware law relating to the organization and shares of The Cutler Trust, a statutory trust organized under Delaware law pursuant to a Trust Instrument dated October 2, 1992, as amended to date (the “Declaration”).  We understand that our opinion is requested in connection with the filing by the Trust with the Securities and Exchange Commission (the “SEC”) of an Amendment to its Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the shares of beneficial interest, without par value of the Cutler Equity Fund (the “Shares”) to be issued to shareholders of the Elite Growth & Income Fund pursuant to an Agreement and Plan of Reorganization (the “Plan”).

For purposes of rendering the opinions stated herein, we have examined and are familiar with the Declaration, and we have reviewed a draft of the Amendment to the Registration Statement (including the form of the Plan), substantially in the form in which it is to be filed with the SEC, records of the actions taken by yourselves as the Trustees of the Trust to authorize the issuance and sale of the Shares, the By-laws of the Trust, as currently in effect, certificates of officers of the Trust and of public officials as to matters of fact relevant to such opinions, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of giving such opinions.  We call to your attention that, in doing so, we have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, which we have not independently verified.

Our opinion in paragraph 1 below with respect to the organization, valid existence and good standing of the Trust in the State of Delaware is based solely on a certificate to such effect issued by the Secretary of State of Delaware.

Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of Delaware:

1.	The Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.	The Trust is authorized to issue an unlimited number of shares of beneficial interest; the Shares have been duly and validly authorized by all requisite action

BOSTON NEW YORK WASHINGTON, DC

The Trustees of
The Cutler Trust	-2-	August 15, 2012

of the Trustees of the Trust, and no action by the shareholders of the Trust is required in such connection.

3.
The Shares, when duly sold, issued and paid for as contemplated by the Registration Statement and the Plan, will be validly and legally issued and purchasers of the Shares will have no obligation to make payments to the Trust, Cutler Equity Fund or their creditors (other than the purchase price for the Shares) or contributions to the Trust, Cutler Equity Fund or their creditors solely by reason of the purchasers’ ownership of the Shares.

This letter expresses our opinions as to the provisions of the Declaration and the laws of the State of Delaware relating to the treatment of Delaware statutory trusts generally, but does not extend to the Delaware Securities Act, or to federal securities or other laws.

This opinion is limited to the present laws of the State of Delaware (as such laws are applied by courts located in Delaware) and to the present judicial interpretations thereof and to the facts as they presently exist.  We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Legal Opinion Principles of the Committee on Legal Opinions of the American Bar Association’s Section of Business Law, as published in 57 Business Lawyer 882-884 (February 2002).

This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

We consent to your filing this letter with the SEC as an exhibit to the Registration Statement, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

SULLIVAN & WORCESTER LLP